Exhibit 23.3

CONSENT OF LEHMAN BROTHERS

We hereby consent to the use of our opinion letter dated December 19, 2003 to the Board of Directors of Provident Financial Services, Inc. (the “Company”) attached as Appendix B to the Company’s Joint Proxy Statement/Prospectus (the “Prospectus”) included in the Registration Statement on Form S-4 (the “Registration Statement”) and to the references to our firm in the Prospectus under the headings “Summary—Opinion of Provident’s Financial Advisor,” “Proposal I—The Proposed Merger—Background of the Merger,” “Proposal I—The Proposed Merger—Recommendation of the Provident Board of Directors and Reasons for the Merger,” “Proposal I—The Proposed Merger—Opinion of Provident’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the “Securities Act”) and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

/s/    LEHMAN BROTHERS INC.

New York, New York

March 24, 2004